Exhibit 10.18 (a)

EMPLOYMENT AGREEMENT

AGREEMENT made this day of June, 2009, by and between MAGLA PRODUCTS, L.L.C., a New Jersey limited liability company, located at 159 South Street, Morristown, New Jersey, 07960 (“Magla”) and ALISON CARPINELLO, residing at 2419 Homestead Avenue, Spring Lake, New Jersey, 07762 (“Employee”),

WITNESSETH

WHEREAS, Employee has been employed by Magla for about the past twenty-six (26) years and has been serving Magla as Comptroller for about the past twelve (12) years and Magla desires to continue to engage the services of Employee, and Employee desires to continue to be employed by Magla, upon the terms and conditions set forth herein,

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

(1) Employment. Magla hereby employs Employee and Employee hereby accepts such employment upon the terms and conditions of this agreement.

(2) Term. The employment of Employee by Magla shall be for a period of five (5) years commencing on July 1, 2009, and ending on June 30, 2014, or sooner on termination of Employee’s employment pursuant to this agreement.

(3) Duties; Best Efforts.

(a) Employee shall serve Magla as Comptroller, and shall perform duties similar in type and character to those duties now being performed by her and shall report to and be subject to the direction and control of the President and/or Managing Member of Magla. Employee shall perform such other duties as may, from time to time, be designated by the President or the Managing Member consistent with her office or as the parties may agree. Employee shall perform her office duties at the principal offices of Magla, with the understanding that Employee, from time to time, may be required to travel at Magla’s expense to Magla’s facility in Statesville, North Carolina for periodic meetings, or otherwise as Magla may reasonably request.

(b) Employee shall devote all of her business time, attention and energies to the business and affairs of Magla, shall use her best efforts to advance the best interests of Magla and shall not during the term or any renewal or extension of the term of this agreement, be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage without the consent of the President or Managing Member of Magla; provided, however, that this limitation shall not be construed as preventing her from serving on the board of directors or board of trustees of any corporations not competitive with Magla and passive investing or trading in securities or other forms of investment in noncompeting businesses, in each case so long as such activities do not materially interfere with the performance of her duties hereunder and, in the case of publicly traded entities, such investments do not represent the ownership of 1% or more of the capital stock of such entities.

(4) Working Facilities. Magla shall furnish Employee with such equipment and supplies as are appropriate for the performance of her duties (such as a computer, printer and cell phone) as may be mutually agreed upon between the parties.

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(5) Compensation.

(a) Salary. During the term of this agreement, Magla shall pay to Employee an annual salary of One Hundred Fifty Thousand ($150,000.00) Dollars, payable in accordance with Magla’s payroll practices in effect from time to time. In its sole discretion, Magla may, from time to time during the term of this agreement, increase Employee’s salary based upon Employee’s performance, the financial condition of Magla and other factors and circumstances deemed pertinent by Magla.

(b) Bonus. In addition to the compensation paid to Employee pursuant to paragraph (5)(a), Magla, shall pay an annual bonus to Employee in the amount of Eleven Thousand ($11,000.00) Dollars in December of each year of the term of this agreement.

(c) Tax Withholding. Magla shall withhold from any amounts payable as compensation, all federal, state, municipal, or other taxes as are required by any law, regulation or ruling. Notwithstanding the foregoing, Employee shall be liable for the payment of any federal, state or local taxes incurred by her as a result of Magla’s provision of benefits hereunder.

(6) Reimbursement for Expenses. Employee shall be entitled to reimbursement for reasonable expenses incurred by her in connection with the performance of her duties hereunder (including, without limitation, those incurred in connection with business related travel or entertainment) in accordance with the reimbursement policies established by Magla, from time to time.

(7) Fringe Benefits. Employee shall be entitled to participate in any and all employee benefit plans of any kind or nature made available now or in the future by Magla (including, by way of example, health care coverage, retirement, 401 (k) plan, life insurance, vacation or disability) in which other employees of Magla similarly situated are entitled to participate including the Nonqualified Deferred Compensation Plan between Magla and Employee dated December 21,2007 (“Nonqualified Defined Compensation Plan”) and Employee shall be entitled to receive all emoluments or benefits as may be provided for thereunder, in addition to all of the rights and benefits provided for herein. Magla shall also provide Employee with an automobile and Magla shall pay all expenses (including gasoline, repairs and insurance) in connection therewith.

(8) Termination for Cause by Magla.

(a) Magla shall have the right to terminate Employee’s employment and this agreement, effective immediately for “Cause” which shall be limited to:

(i) Employee’s fraud, embezzlement, misappropriation, dishonesty, wilful misconduct, gross negligence, or serious misconduct which reflects unfavorably upon Magla; or

(ii) Any failure to perform her duties under this agreement if such failure is not cured within thirty (30) days after written notice thereof specifying such failure from the President or Managing Member to Employee, or

(iii) In the event that Employee dies during her employment or Employee fails for any reason, due to illness, incapacity, disability or otherwise, to render the services hereunder to Magla for ninety (90) consecutive days (both business and nonbusiness).

(b) Upon termination of Employee’s employment with Cause by Magla pursuant to paragraph (8)(a), Magla shall pay Employee her salary pursuant to paragraph (5)(a) and continuation of participation in all benefit programs through the effective date of such termination and Employee shall be entitled to no other compensation or benefits, except as may be provided by law.

(c) Upon termination of Employee’s employment pursuant to this paragraph (8), Employee’s obligation under paragraphs (11), (12), (13) and (14) shall continue pursuant to the terms and conditions of this agreement.

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(9) Termination Without Cause by Magla.

(a) Termination Without Cause. Magla shall have the right to terminate Employee’s employment and this agreement, effective immediately, without cause and for any or no reason at any time during the term of this agreement.

(b) Payment. In the event that Magla terminates Employee’s employment without cause pursuant to paragraph (9)(a), this agreement shall immediately terminate and Magla shall pay to Employee the salary, bonus, Nonqualified Deferred Compensation Plan contribution pursuant to paragraphs (5)(a), (5)(b) and (7) and continuation of participation in Magla’s health care coverage program for the first twelve (12) months after termination of Employee’s employment. Notwithstanding the foregoing, if Employee has not obtained other employment at the end of the twelve (12) month period, Magla shall continue Employee’s salary, bonus, Nonqualified Deferred Compensation Plan contribution and participation in Magla’s health care coverage program, as set forth above, on a monthly basis up to a maximum of twelve (12) months, subject to the provisions of paragraph (9)(c). The parties agree that the foregoing payments and continuation of health care coverage is a fair settlement of a termination of this agreement by Magla due to the difficulty in determining the exact damages sustained by Employee and reducing same to a mathematical certainty. Payment of the amounts set forth in this paragraph (9)(b)shall be in full satisfaction of any obligation of Magla and the rights of Employee under this Agreement.

(c) Best Efforts, Magla’s obligations under the second sentence of paragraph (9)(b) are subject to Employee utilizing her best efforts to promptly obtain other employment in a position comparable to that which she held with Magla. Employee agrees to keep Magla or its members advised in writing every sixty (60) days as to her progress in obtaining other employment. Any compensation (including the value of any fringe benefit s) received by Employee pursuant to any other such employment obtained after the first twelve (12) months after termination of her employment by Magla shall reduce any compensation payable by Magla to Employee after the first twelve (12) months after termination on a dollar-for-dollar basis. Further, Magla’s obligation to continue health care coverage shall cease when Employee is eligible to participate in a comparable health insurance plan. All obligations of Magla under paragraph (9) to continue to pay compensation or other benefits to Employee shall end upon Employee’s death.

(d) Execution of Release, Magla’s obligations under paragraph 9(b) are expressly conditioned upon Employee’s execution and delivery to Magla of a release and agreement, as drafted at the time of Employee’s termination of employment, in form satisfactory to counsel for Magla.

(e) Employment by Glatt Family. Notwithstanding anything contained in this agreement to the contrary, if as a result of a Change in Control of Magla, Employee is employed by Herbert Glatt and/or Jordan Glatt and/or entities controlled by either or both of them, upon such terms as are similar to the terms contained herein, this agreement shall terminate and be of no further force or effect whatever, except that Employee shall be entitled to receive the payments and benefits provided for herein up to the date of termination, and thereafter, each party shall have no liability or responsibility to the other and shall be released from the terms hereof, except for any breach of this agreement prior to the date of termination for which the breaching party shall continue to be liable and responsible. For purposes of this paragraph (9)(e), a “Change in Control of Magla” means a merger, consolidation or transfer of membership rights, or other transaction, whether or not Magla is the surviving or successor entity, as the case may be, if after the merger, consolidation or membership rights transfer, or other transaction, a majority of the membership rights in Magla, or if Magla is not the surviving entity, a majority of the equity interests of the surviving entity or its parent, are no longer owned by one or more of Herbert Glatt and/or Jordan Glatt and/or entities controlled by either or both of them (“Affiliates”), or a sale of all or substantially all of the assets of Magla to an entity other than a majority of the capital stock or other equity interests of which are owned by one or more of Herbert Glatt and/or Jordan Glatt and/or their Affiliates.

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(10) Termination by Employee.

(a) Employee shall have the right to terminate her employment under this agreement without cause (whether due to retirement or otherwise) upon ninety (90) days’ prior written notice to Magla; provided, however, that Magla shall have the option of agreeing to pay Employee the amounts due Employee under paragraphs (5),(6) and (7) during the ninety (90) day period and terminating Employee’s employment upon receipt of notice from Employee terminating her employment.

(b) Upon termination of Employee’s employment by Employee as provided in paragraph (10)(a), Magla shall pay Employee her salary and bonus, if applicable, pursuant to paragraphs (5)(a) and (b) and continuation of participation in all benefit programs through the effective date of such termination and Employee shall be entitled to no other compensation or benefits, except as provided by law.

(c) Upon termination of Employee’s employment pursuant to this paragraph (10), Employee’s obligations under paragraphs (11), (12), (13) and (14) shall continue pursuant to the terms and conditions of this agreement.

(11) Magla Material Loaned to Employee. Magla may from time to time loan to Employee certain price lists, documents, samples, customer lists, technical specifications, sales materials and other materials relating to the business of Magla. At all times the aforesaid materials shall be and remain the property of Magla. Upon termination of this agreement, Employee shall return to Magla all such materials and shall not retain any copies and shall also return the computer provided to Employee.

(12) Covenant Regarding Inventions and Copyrights. Employee shall disclose promptly to Magla any and all inventions, discoveries, improvements and patentable or copyrightable works initiated, conceived or made by her, either alone or in conjunction with others, during the term of this agreement and related to the business or activities of Magla and she assigns all of her interest therein to Magla or its nominee. Whenever requested to do so by Magla, Employee shall execute any and all applications, assignments or other instruments which Magla shall deem necessary to apply for and obtain letters patent or copyrights of the United States or any foreign country, or otherwise protect Magla’s interest therein. These obligations shall continue beyond the conclusion of the term of this agreement with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by Employee during the term of this agreement and shall be binding upon Employee’s assigns, executors, administrators and legal and personal representatives.

(13) Protection of Confidential Information. Employee acknowledges that her employment by Magla will, throughout the term of this agreement, bring her into close contact with many confidential affairs of Magla, including information and data regarding costs, profits, markets, products, key personnel, pricing and servicing policies, operational methods, customer lists, technical processes, computer programs or systems developed or improved by Magla, the identity of Magla’s affiliates, coventurers, representatives and contacts, the nature of the services required by Magla’s actual and potential affiliates and coventurers, the services performed by or products manufactured or sold by Magla for its clients, affiliates and coventurers, the identities of Magla’s actual and prospective employees and customers and other business affairs and methods, plans for future developments and other information not readily available to the public, all of which are highly confidential and proprietary and all of which were and continue to be developed by Magla at great effort and expense. Employee further acknowledges that the services to be performed by her under this agreement are of a special, unique, unusual, extraordinary and intellectual character, that the business of Magla is conducted throughout the United States and Canada (the “Territory”), that Magla competes in all of its business activities with other organizations which are or could be located in any part of the Territory and that the nature of the services, positions and expertise of Employee are such that she is capable of competing with Magla from nearly any location in the Territory. In recognition of the foregoing, Employee covenants and agrees that:

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(a) she will keep secret all confidential matters of Magla and not disclose them to anyone outside of Magla:

(b) she will not make use of any of such confidential matters for her own purposes or the benefit of anyone other than Magla; and

(c) she will deliver promptly to Magla on termination of this agreement, or at any time Magla may so request, all confidential memoranda, notes, records, reports and other confidential documents (and all copies thereof) relating to the business of Magla, which she may then possess or have under her control.

(d) the terms of this agreement are CONFIDENTIAL. Employee agrees not to tell anyone about this agreement and not to disclose any information contained in this agreement to anyone, other than her lawyer, financial advisor or immediate family members. If Employee does tell her lawyer, financial advisor or immediate family members about this agreement or its contents, Employee shall immediately tell them that they must keep it confidential as well. Magla agrees that it will keep the terms of this agreement confidential, except as is necessary to administer this agreement and as required by law.

(e) For purposes of this agreement, confidential information shall not include information which is generally available to the public through no fault of Employee (other than as a result of a violation of Magla’s rights herein) or is rightfully obtained from a third party who has the right without obligation of nondisclosure to disclose such information, so long as such information is not obtained, developed or disclosed in violation of Magla’s rights.

(14) Restriction on Competition.

(a) In recognition of the considerations described in paragraph (13) hereof, Employee covenants and agrees that during the term of this agreement and for a period of two (2) years after the termination of this agreement, for any or no reason, she will not (i) engage in nor carry on, nor own, manage, operate, join, be employed by, control, or participate in, render services for, or be connected with, directly, or indirectly, with or without compensation, any other business the same as, or similar to, or in competition with, the business conducted by Magla on the date of termination (generally speaking, the business of manufacturing, distributing and selling household consumer and other products which Magla is currently selling or may sell in the future during the term of this agreement or such products which Employee became aware of during her employment by Magla, including reusable and disposable gloves, work gloves and wipes) either for herself, or as a member of a partnership, limited partnership, joint venture, limited liability company, or any other entity, or as a shareholder, member, investor, officer or director or employee of a corporation or other entity, or as an agent, associate, consultant or advisor of any person, partnership, corporation, limited liability company or any other entity or in any other relationship or capacity, for any person or entity located in the Territory; (ii) contact or solicit, or attempt to contact or solicit, any person or entity which was a customer or supplier of Magla or Employee or Magla actively marketed or solicited for the purpose of becoming a customer or supplier of Magla, or interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between Magla and any of its customers, suppliers, employees, or others, or with whom Employee had any dealings, during the two (2) year period immediately prior to the termination of Employee’s employment hereunder; or (iii) contact or solicit, or attempt to contact or solicit, or communicate with for the purpose of hiring, subcontracting, employing, engaging or diverting or taking away (with the intent, purpose or effect of inducing or encouraging him/her/it to leave his/her employment or its relationship with Magla; or to breach his/her/its employment agreement with or other obligations to Magla), any person or entity who was an employee, vendor or subcontractor of Magla or any other relationship with Magla at the time of the tennination of Employee’s employment hereunder or during the two (2) year period immediately prior to the termination of Employee’s employment hereunder. The restrictions set forth in this paragraph are intended only to apply to products or goods similar to and/or competing with those manufactured, sold or distributed by Magla.

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(b) Magla and Employee agree that the period of time and geographical area specified in this paragraph (14) are reasonable in view of the nature of the business in which Magla is engaged and proposes to engage and Employee’s access to confidential information of Magla and knowledge of its business.

(c) Employee agrees to notify Magla within thirty (30) days after the termination of her employment hereunder, and every ninety (90) days thereafter until the expiration of the provisions of this paragraph (14), of her then current home and business addresses and a description of all business endeavors in which she is then engaged or has been engaged since her last notice, including the identity of all persons or entities with whom, or on behalf of whom, she is or was engaged in any such business endeavor.

(d) The salary increase in paragraph (5)(a) from $115,000 to $150,000 is a part of the consideration for Employee agreeing to comply with the restrictions on competition in this paragraph (14).

(15) Remedies. It is recognized by the parties that the services to be rendered under this agreement by Employee are of a special and unique nature. In the event of any actual or threatened breach by Employee of any of the provisions of this agreement, Employee acknowledges that Magla will suffer irreparable damages and will not have any adequate remedy at law. Therefore, in addition to any remedy otherwise available to Magla, Employee agrees that Magla shall be entitled to injunctive relief and/or other equitable remedies in the event of any such breach or threatened breach in any court of competent jurisdiction, enjoining any such breach, or to restrain a violation of the provisions of this agreement, and Employee hereby waives any and all defenses she may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. Employee agrees that such equitable relief may include the entry of a temporary restraining order until a hearing on the merits of the alleged breach of the covenants contained herein can be held and that such temporary restraining order may only be applied for on prior notice to Employee. The existence of this right shall not preclude Magla from pursuing any other rights and remedies at law or in equity which the Magla may have by reason of such breach or threatened breach.

Employee has carefully read and considered the provisions of paragraphs (11), (12), (13) and (14) hereof and, having done so, agrees that the restrictions set forth therein are fair and reasonable and are reasonably required for the protection of the interests of Magla, its officers, members and employees.

If any court having competent jurisdiction of a proceeding to enforce the terms of this agreement shall deem the foregoing time, or other restriction to be excessive, the court shall enforce the terms of this agreement in such lesser manner or to such lesser extent as it deems reasonable and adequate to protect the business and interests of Magla without otherwise modifying, impairing or nullifying the effects hereof.

(16) Miscellaneous

(a) Notices. Any notices, requests, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be sent by hand delivery, overnight courier, facsimile transmission or by registered or certified mail, return receipt requested, postage prepaid, and shall be deemed given on the third (3Id) business day after being mailed by certified or registered mail or upon receipt if by hand delivery, overnight courier or facsimile transmission and addressed to the respective party at the address set forth in this agreement and to such party’s attorney or such other party or address as may be expressly designated by any party by notice given in accordance with the foregoing provisions.

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(b) Nonwaiver, The failure of either party to insist on strict performance of any of the covenants or conditions of this agreement, or to exercise any right or option herein conferred in any one or more instances, shall not be construed as a waiver or a relinquishment for the future of such covenants, conditions, rights or options, but the same shall remain in full force and effect; and the doing by Employee or Magla of any act or thing which Employee or Magla is not obligated to do hereunder shall not be deemed to impose any obligation upon Employee or Magla to do any similar act or thing in the future or in any way change or alter any of the provisions of this agreement.

(c) Partial Invalidity. If any provision of this agreement is held to be illegal or unenforceable, such illegality or unenforceability shall not affect the validity or enforceability of other provisions of this agreement.

(d) Entire Agreement. All understandings and agreements heretofore had between the parties hereto are merged into this agreement which alone fully and completely expresses their agreement. No change may be made in this agreement except by subsequent written agreement entered into by both parties hereto. A fully executed copy shall be deemed an original for all purposes.

(e) Binding: on Successors. This agreement shall inure to the benefit of and be binding upon Magla, its successors and assigns. Successors of Magla shall include, without limitation, any company or companies acquiring, directly or indirectly, all or substantially all of the assets of Magla, whether by merger, consolidation, purchase, lease or otherwise, or acquiring a majority of the equity interests in Magla and such successor shall thereafter be deemed the “Magla” for the purpose hereof. This agreement shall also inure to the benefit of and be binding upon Employee and her heirs, personal and legal representatives.

(f) Recitals. The “RECITALS” set forth above are incorporated into this agreement and made a part hereof.

(g) Further Assurances. The parties will take such further action and execute such other documents as are reasonably necessary to effectuate the purposes, terms and conditions of this agreement.

(h) Survival. Except as otherwise provided in this agreement, the terms and conditions of paragraphs (11), (12), (13) and (14) and the right to receive monies owed but unpaid under this agreement shall survive the termination of this agreement for any reason.

(i) Representations of Employee. Employee represents and warrants to Magla that Employee is under no contractual or other restriction which is inconsistent with her execution of this agreement, the performance by her of her duties under this agreement or the other rights of Magla under this agreement.

(j) Headings. Headings in this agreement are for convenience only and shall not be used to interpret or construe its provisions.

(k) Gender. All references made and all nouns and pronouns used herein shall be construed in the singular or plural and in such gender as the sense and circumstances require.

(1) Counterparts. This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original for all purposes hereof, but all of which together shall constitute one and the same instrument. A fully executed copy shall be deemed an original for all purposes.

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(m) Prior Agreements. All prior employment and restrictive agreements between the parties hereto or dealing with other matters covered by this agreement are hereby rescinded, superseded, and declared null and void, except for the Nonqualified Deferred Compensation Plan which shall continue in full force and effect.

(n) Venue. The parties hereby irrevocable consent, to the maximum extent permitted by law, that any legal action or proceeding against them, arising out of or in any manner relating to this agreement shall be brought only in any court of general jurisdiction of the State of New Jersey, or in the United States District Court for the District of New Jersey and the parties agree not to commence any legal action relating hereto except in such courts. By execution and delivery of this agreement, the parties expressly and irrevocably consent and submit to the personal jurisdiction of such courts in any such action or proceeding. The parties further irrevocably consent to the service of any complaint, summons, notice of other process relating to any such action or proceeding by delivery thereof to them by hand or by certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight courier service and/or by facsimile, and expressly and irrevocably waive any claims and defenses in any such action or proceeding in either such court based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis to the maximum extent permitted by law.

(o) Governing Law. This agreement is delivered in and shall be governed by and construed under the laws of the State of New Jersey without giving effect to its conflict of law rules.

(p) No offer, option or reservation. The submission of this agreement for examination does not constitute an offer or reservation of any rights for the benefit of any party, and this agreement shall become effective, and the parties shall become legally bound, only if, as and when the parties, mutually agreeing to be bound by the terms hereof, execute and deliver this agreement.

EMPLOYEE ACKNOWLEDGES THAT SHE HAS RECEIVED A COPY OF THIS AGREEMENT AND THAT SHE HAS READ AND FULLY UNDERSTANDS THIS AGREEMENT AND HAS HAD SUCH INDEPENDENT ADVICE AND COUNSEL WITH RESPECT TO THIS AGREEMENT AS SHE DESIRED AND FREELY AND VOLUNTARILY EXECUTES THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have duly executed this employment agreement the day and year first above written.

MAGLA PRODUCTION, L.L.C.

By:	/s/ Jordan Glatt
Jordan Glatt, President

By:	/s/ Alison Carpinello
Alison Carpinello, Employee

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